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                            STOCK PURCHASE AGREEMENT

                                 by and between

                               TBG HOLDINGS N.V.,

                                       AND

          N.V. HOLLANDSCH-AMERIKAANSCHE BELEGGINGSMAATSCHAPPIJ HOLLAND-
                        AMERICAN INVESTMENT CORPORATION

                                   as Sellers,

                                       and

                            MUELLER INDUSTRIES, INC.,

                                    as Buyer,

                          for the purchase and sale of
                        all outstanding capital stock of
                             Extruded Metals, Inc.,
                             a Delaware corporation

                          Dated as of February 27, 2007



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                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----


ARTICLE I.       DEFINITIONS...................................................1

ARTICLE II.      SALE AND PURCHASE.............................................7
     Section 2.1.  Agreement to Sell and to Purchase...........................7
     Section 2.2.  Closing.....................................................7
     Section 2.3.  Purchase Price..............................................7
     Section 2.4.  Withholding Rights..........................................7
     Section 2.5.  FIRPTA......................................................7
     Section 2.6.  Sellers' Representative.....................................7

ARTICLE III.     REPRESENTATIONS AND WARRANTIES OF THE SELLERS.................8
     Section 3.1.  Corporate Organization......................................8
     Section 3.2.  Qualification to Do Business; Authorization and Validity of
                   Agreement...................................................8
     Section 3.3.  No Conflict or Violation....................................9
     Section 3.4.  Consents and Approvals......................................9
     Section 3.5.  Capital Stock and Related Matters..........................10
     Section 3.6.  Subsidiaries and Equity Investments........................10
     Section 3.7.  Financial Statements.......................................10
     Section 3.8.  Absence of Certain Changes or Events.......................11
     Section 3.9.  Tax Matters................................................12
     Section 3.10. Absence of Undisclosed Liabilities.........................13
     Section 3.11. Owned Real Property........................................13
     Section 3.12. Leases.....................................................15
     Section 3.13. Assets of the Company......................................16
     Section 3.14. Intellectual Property; Intangible Assets...................16
     Section 3.15. Licenses and Permits.......................................17
     Section 3.16. Compliance with Law........................................17
     Section 3.17. Litigation.................................................17
     Section 3.18. Contracts..................................................18
     Section 3.19. Inventories................................................18
     Section 3.20. Employee Plans.............................................19
     Section 3.21. Insurance..................................................21
     Section 3.22. Transactions with Directors, Officers and Affiliates.......21
     Section 3.23. Labor Matters..............................................21
     Section 3.24. Environmental Matters......................................22
     Section 3.25. Products Liability.........................................24

ARTICLE IV.      REPRESENTATIONS AND WARRANTIES OF BUYER......................24
     Section 4.1.  Corporate Organization.....................................24
     Section 4.2.  Authorization and Validity of Agreement....................25
     Section 4.3.  No Conflict or Violation...................................25


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     Section 4.4.  Consents and Approvals.....................................25
     Section 4.5.  Investment Intent..........................................25
     Section 4.6.  Investment Awareness.......................................25

ARTICLE V.      COVENANTS OF THE SELLERS......................................26
     Section 5.1.  Necessary Consents and Approvals...........................26

ARTICLE VI.     COVENANTS OF THE BUYER........................................26
     Section 6.1.  Consents and Approvals.....................................26
     Section 6.2.  Benefits to Company Employees..............................26

ARTICLE VII.    ADDITIONAL COVENANTS OF THE PARTIES...........................29
     Section 7.1.  Consummation of the Stock Purchase.........................29
     Section 7.2.  Information................................................29
     Section 7.3.  Indemnification............................................29
     Section 7.4.  Access to Properties and Records; Confidentiality..........32
     Section 7.5.  Non-Compete................................................33

ARTICLE VIII.   SURVIVAL......................................................33
     Section 8.1.  Survival of Representations and Warranties.................33

ARTICLE IX.     MISCELLANEOUS.................................................33
     Section 9.1.  Successors and Assigns.....................................33
     Section 9.2.  GOVERNING LAW; JURISDICTION................................33
     Section 9.3.  Expenses...................................................34
     Section 9.4.  Broker's and Finder's Fees.................................34
     Section 9.5.  Severability...............................................34
     Section 9.6.  Notices....................................................34
     Section 9.7.  Amendments; Waivers........................................35
     Section 9.8.  Public Announcements.......................................36
     Section 9.9.  Entire Agreement...........................................36
     Section 9.10. Parties in Interest........................................36
     Section 9.11. Scheduled Disclosures......................................36
     Section 9.12. Section and Paragraph Headings.............................36
     Section 9.13. Counterparts...............................................36


                                       ii


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                               INDEX TO SCHEDULES
                               ------------------

Schedule 3.2...................................................................2
Schedule 3.3(iii)..............................................................3
Schedule 3.4...................................................................4
Schedule 3.5...................................................................5
Schedule 3.8(a)(i).............................................................6
Schedule 3.8(a)(ii)............................................................7
Schedule 3.8(b)(vii)...........................................................8
Schedule 3.8(b)(viii)..........................................................9
Schedule 3.8(b)(ix)...........................................................10
Schedule 3.9(vii).............................................................11
Schedule 3.9(xiv).............................................................12
Schedule 3.10.................................................................13
Schedule 3.11(a)..............................................................14
Schedule 3.11(i)..............................................................15
Schedule 3.14.................................................................16
Schedule 3.14(a)..............................................................17
Schedule 3.15.................................................................18
Schedule 3.17.................................................................19
Schedule 3.18(a)..............................................................20
Schedule 3.18(d)..............................................................22
Schedule 3.20(a)..............................................................23
Schedule 3.20(d)..............................................................25
Schedule 3.20(g)..............................................................26
Schedule 3.20(j)..............................................................27
Schedule 3.21.................................................................28
Schedule 3.22.................................................................29
Schedule 3.23(a)(i)...........................................................30
Schedule 3.23(a)(ii)..........................................................32
Schedule 3.23(a)(iii).........................................................33
Schedule 3.23(c)..............................................................34
Schedule 3.24(a)..............................................................35
Schedule 3.24(e)..............................................................36
Schedule 3.24(f)..............................................................37
Schedule 3.24(g)..............................................................38
Schedule 3.24(l)..............................................................39
Schedule 3.25.................................................................40
Schedule 6.2..................................................................41


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


                            STOCK PURCHASE AGREEMENT
                            ------------------------

     STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of February 27, 2007, by and between TBG Holdings N.V., a Netherlands Antilles limited liability company with corporate seat in Curacao, the Netherlands Antilles ("TBG"), N.V. Hollandsch-Amerikaansche Beleggingsmaatschappij Holland-American Investment Corporation, a limited liability company with corporate seat in Amstelveen, the Netherlands ("Holland") (each of TBG and Holland, a "Seller" and, collectively, the "Sellers") and Mueller Industries, Inc., a Delaware corporation (the "Buyer").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, Extruded Metals, Inc. (the "Company") is a Delaware corporation that produces alloys of brass rod and bar for brass manufacturers;

     WHEREAS, TBG owns 1,000 shares of common stock, par value $1.00 per share of the Company ("Company Common Stock") and Holland owns 12,200 shares of Series A Preferred Stock, par value $1.00 per share of the Company ("Company Preferred Stock"), together constituting 100% of the issued and outstanding capital stock of the Company (all such shares of capital stock are referred to herein as the "Shares");

     WHEREAS, the Buyer desires to purchase the Shares from the Sellers, and the Sellers desire to sell the Shares to the Buyer, in each case upon the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual terms and other agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

     As used in this Agreement, the following terms shall have the following meanings:

     "November 30, 2006 Balance Sheet" shall mean the audited balance sheet of the Company as of November 30, 2006, audited by Ernst & Young LLP;

     "Affiliate" -- an Affiliate of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

     "Agreement" -- See Preamble hereto;

     "Balance Sheet" -- See Section 3.10;

     "Business Day" shall mean a day other than a Saturday, Sunday or other day on which banks in the States of New York or Michigan are not required or authorized to close;

     "Buyer" -- See Preamble hereto;

     "Buyer Actuary" -- See Section 6.2(d);

     "Cap" -- See Section 7.3(i);

     "Closing" -- See Section 2.2;

     "Closing Date" -- See Section 2.2;

     "Code" -- the Internal Revenue Code of 1986, as amended;

     "Company" -- See Recitals hereto;

     "Company Common Stock" -- See Recitals hereto;

     "Company Material Adverse Effect" shall mean any material adverse effect on the business, assets, properties, or financial condition of the Company, other than effects due to or resulting from general economic or market conditions, or matters generally affecting the brass rod mill industry in which the Company operates (provided any such change in general economic or market conditions, or other such matters, shall be considered for purposes of determining whether a Company Material Adverse Effect has occurred to the extent such change had a materially adverse disproportionate effect on the Company when compared to other Persons similarly situated).

     "Company Pension Plan" -- See Section 6.2(d);

     "Company Preferred Stock" -- See Recitals hereto;

     "Company Retirees" -- See Section 3.20(g);

     "Contracts" shall mean, collectively, the Leases, Purchase Orders, Sales Orders and Other Contracts;

     "Controlled Group" -- See Section 3.20(a);

     "Deductible" -- See Section 7.3(i);

     "De Minimus Claim" -- See Section 7.3(i);

     "Environmental Claim" -- See Section 3.24(g);

     "Environmental Laws" shall mean any federal, state, or local statute, regulation, rule, ordinance, order, decree, or other requirement of law (including, without limitation, common law) relating the environment or natural resources or to the protection of human health, safety or welfare or to the identification, generation, use, transportation, handling, discharge, emission, treatment, storage, or disposal of any pollutant, contaminant, hazardous or solid waste, or any hazardous or toxic substance or material. Without limiting the generality of the foregoing, Environmental Laws shall include, without limitation, the Comprehensive

Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. ss. 1251 et seq.; the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. 300(f) et seq.; the Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq.; and the Hazardous Materials Transportation Act, 49 U.S.C. ss. 5101 et seq., each as amended, regulations promulgated thereunder, permits issued thereunder, and analogous and state and local statutes, regulations, rule and ordinances;

     "Environmental Permits" -- See Section 3.24(a);

     "Equipment and Machinery" shall mean all the equipment, machinery, furniture, fixtures and improvements, supplies and vehicles owned, leased or used by the Company;

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

     "Escrow Account" -- See Section 7.3(e)(i);

     "Escrow Agreement" -- See Section 7.3(e)(i);

     "Escrow Amount" -- See Section 7.3(e)(i);

     "Event of Breach" -- See Section 7.3(b);

     "Financial Statements" -- See Section 3.7;

     "FIRPTA Affidavit" -- See Section 2.5;

     "Fixed Asset Workpapers" -- See Section 3.13(a);

     "GAAP" shall mean generally accepted accounting principles in the United States applied on a consistent basis;

     "Governmental Entity" shall mean any federal, state or foreign governmental or public body, agency or authority;

     "Hazardous Substance" -- See Section 3.24(d);

     "HSR Act" -- See Section 3.4;

     "Indebtedness" shall mean, as to any Person at any date, without duplication, the following: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations of such Person as lessee under capital leases; (d) all payment or reimbursement obligations due and payable under a surety bond, performance bond, bank guaranty, letter of credit or similar instrument, in each case, issued or provided by a third party on behalf of such Person or any of its Subsidiaries to another third party of up to a maximum amount of money that is quantified in such instrument in advance; and (e) all Indebtedness described in any of clauses
(a) through (f) above of others guaranteed by such Person.

     "Intangible Assets" shall mean all intangible personal property rights, including, without limitation, all rights on the part of the Company to proceeds of any insurance policies and all claims on the part of the Company for recoupment, reimbursement and coverage under any insurance policies and all goodwill of the Company.

     "Intellectual Property" shall mean all of the following owned by, issued to or licensed to the Company: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, corporate names and other indications of origin, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works (including, without limitation, all software developed by or on behalf of the Company), all copyrights, and all applications, registrations and renewals in connection therewith; (iv) all mask works and all applications, registrations and renewals in connection therewith; (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (vi) all computer software (including object code, source code, data and related documentation); (vii) all Internet Websites, including domain name registrations and content and software included therein; (viii) all other proprietary rights;
(ix) all rights to recover for past infringements of any of the foregoing; and
(x) all copies and tangible embodiments thereof (in whatever form or medium);

     "Leased Real Property" -- See Section 3.12(a);

     "Leases" -- See Section 3.12(a);

     "Liabilities" shall mean any and all liabilities and obligations of any kind or nature, including those arising under common law, statute (or other law), contract or otherwise, whether known or unknown, or liquidated or unliquidated;

     "Licenses and Permits" -- See Section 3.15;

     "Lien" shall mean any mortgage, pledge, security interest, encumbrance of any kind or character, lien (statutory or other), conditional sale agreement, claim, charge, limitation or restriction;

     "Loss" -- See Section 7.3(a);

     "Multiemployer Plans" -- See Section 3.20(e);

     "NLRB" -- See Section 3.23(b);

     "Occurrence" -- See Section 3.25(b);

     "Other Contracts" shall mean all Equipment and Machinery leases, and all indentures, loan agreements, security agreements, partnership or joint venture agreements, license agreements, maintenance contracts, service contracts, employment, commission and consulting agreements, suretyship contracts, letters of credit, reimbursement agreements, distribution agreements, contracts or commitments limiting or restraining the Company from engaging or competing in any lines of business or with any Person, documents granting the power of attorney with respect to the affairs of the Company, agreements not made in the ordinary course of business of the Company, options to purchase any assets or property rights of the Company, working capital maintenance or other form of guaranty agreements, and all other agreements to which the Company is a party, but excluding Leases, Purchase Orders, Sales Orders and Plans;

     "Owned Real Property" -- See Section 3.11(a);

     "Parties" shall mean the Buyer and the Sellers;

     "Pension Plan" -- See Section 3.20(d);

     "Permitted Liens" means (i) Liens for Taxes or other governmental charges not yet due and payable or which are being contested in good faith for which adequate reserves are maintained, (ii) mechanics', carriers', warehousemen's, workers' and other similar Liens for sums that are not yet due and payable,
(iii) Liens to secure Indebtedness disclosed in the Company's Financial Statements, (iv) easements, rights of way, building, zoning and other similar liens or title defects which would not be reasonably expected to have a Company Material Adverse Effect, (v) Liens on assets incurred in the ordinary course of business which would not be reasonably expected to have a Company Material Adverse Effect, and (vi) other Liens that do not materially impair the use operation, enjoyment, marketability or value of the underlying property in the ordinary course.

     "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Entity;

     "Plans" -- See Section 3.20(a);

     "Post-Retirement Benefits" -- See Section 3.20(g);

     "Pre-Closing Tax Period" -- See Section 7.3(g);

     "Products" -- See Section 3.25;

     "Product Liability Lawsuits" -- See Section 3.25;

     "Purchase Orders" shall mean all the Company's outstanding purchase orders, contracts or other commitments to suppliers of goods and services for materials, supplies or other items used in its businesses;

     "PVAB" -- See Section 6.2(d);

     "Restricted Period" -- See Section 7.5;

     "Retrofits" -- See Section 3.25;

     "Sales Orders" shall mean all the Company's sales orders, contracts or other commitments to purchasers of goods and services of its businesses;

     "Securities Act" shall mean the Securities Act of 1933, as amended;

     "Sellers" -- See Preamble hereto;

     "Stock Purchase" -- See Section 2.1;

     "Subsidiary" means, with respect to the Company, the Buyer, or any of the Sellers, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries;

     "Tax Return" shall mean any report, return, information return, filing, claim for refund or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing required to be supplied to a taxing authority in connection with Taxes;

     "Taxes" shall mean all federal, state, local or foreign taxes, including, without limitation, income, gross income, gross receipts, production, excise, employment, sales, use, transfer, ad valorem, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker's compensation, payroll, utility, windfall profit, custom duties, personal property, real property, registration, alternative or add-on minimum, estimated and other taxes, governmental fees or like charges of any kind whatsoever, including any interest, penalties or additions thereto, whether disputed or not; and "Tax" shall mean any one of them;

     "TBG" -- See Preamble hereto;

     "TBG Actuary" -- See Section 6.2(d);

     "TBG Pension Plan" -- See Section 6.2(d);

     "Transfer Amount" -- See Section 6.2(d);

     "Welfare Plan" -- See Section 3.20(c).

                                  ARTICLE II.

                                SALE AND PURCHASE

     Section 2.1. Agreement to Sell and to Purchase. On the Closing Date and upon the terms and subject to the conditions set forth in this Agreement, the Sellers shall sell, assign, transfer, convey and deliver the Shares, free and clear of any Liens, limitations or restrictions, to the Buyer, and the Buyer shall purchase and accept the Shares from the Sellers (the "Stock Purchase").

     Section 2.2. Closing. The closing of the Stock Purchase and the transactions contemplated by this Agreement (the "Closing") shall take place (i) at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, at 5:00 P.M. local time on February 27, 2007 or (ii) at such other time and place as the Parties shall agree in writing (the "Closing Date"). At the Closing, the Sellers shall deliver to the Buyer or its designee stock certificates representing the Shares, duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank, with all taxes, direct or indirect, attributable to the transfer of such Shares paid or provided for. In full consideration and exchange for the Shares, the Buyer shall thereupon pay to the Sellers the Purchase Price as provided in Section 2.3 hereof. The Buyer shall have no obligation to purchase any Shares unless all of the Shares are to be sold and delivered on the Closing Date.

     Section 2.3. Purchase Price. The aggregate purchase price for the Shares (the "Purchase Price") shall be $32,000,000. On the Closing Date, the Buyer shall deliver to (i) TBG, cash in an amount equal to $25,200,000 and (ii) Holland, cash in an amount equal to $4,300,000, payable by wire transfer in immediately available funds to bank accounts in Rotterdam, the Netherlands, as designated in writing by TBG and Holland, respectively, not less than three Business Days before the Closing Date. A portion of the Purchase Price will be held in the Escrow Account in accordance with the terms of the Escrow Agreement.

     Section 2.4. Withholding Rights. The Buyer shall be entitled to deduct and withhold from the Purchase Price otherwise payable pursuant to this Agreement such amounts as the Buyer is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld by the Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid as Purchase Price.

     Section 2.5. FIRPTA. TBG shall deliver to Buyer an affidavit from the Company, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation 1.897-2(h) so that Buyer are exempt from withholding any portion of the Purchase Price thereunder (the "FIRPTA Affidavit").

     Section 2.6. Sellers' Representative. (a) Each Seller hereby irrevocably constitutes and appoints TBG to act as its exclusive agent and attorney-in-fact to give and receive notices on behalf of the Sellers and in general to do all things and to perform all acts on each Seller's behalf as may be contemplated by this Agreement and the Escrow Agreement. The

Sellers shall be bound by all acts of the Sellers' Representative taken in connection and conformity with this Agreement and the Escrow Agreement.

     (b) This power of attorney, and all authority hereby conferred, is irrevocable and will not be terminated by any act of any Seller or by operation of law, whether by the death or incapacity of any Seller or by the occurrence of any other event. The Sellers' Representative is acting solely in an agency capacity and will have no personal liability of any type for any action taken in the capacity of the Sellers' Representative in accordance with the terms of this Agreement, including, without limitation, the compromise, settlement, payment or defense of any claim (including, without limitation, expenses and costs associated therewith) under this Agreement regardless of whether any Seller is the claimant or the party against whom a claim is being made, other than relating to the gross negligence or willful misconduct of the Sellers' Representative.

     (c) Each Seller agrees jointly and severally, to indemnify, defend and hold the Sellers' Representative harmless from and against any and all claims, losses, liabilities, damages and expenses (including, without limitation, reasonable attorneys' fees and costs) which it may suffer or sustain as a result of any action taken in good faith hereunder or under the Escrow Agreement.

                                  ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     Each of the Sellers, jointly and severally, hereby represents and warrants to Buyer as follows:

     Section 3.1. Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. TBG is a limited liability company duly organized, validly existing and in good standing under the laws of the Netherlands Antilles. Holland is a limited liability company duly organized, validly existing and in good standing under the laws of the Netherlands. The Company and each of the Sellers has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as now conducted. Copies of the Certificate of Incorporation and By-Laws of the Company and the organizational documents of each of the Sellers, with all amendments thereto to the date hereof, have been furnished to Buyer or its representatives, and such copies are accurate and complete.

     Section 3.2. Qualification to Do Business; Authorization and Validity of Agreement. The Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties and assets owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to do so would not have a Company Material Adverse Effect. Schedule 3.2 sets forth all jurisdictions in which the Company is qualified to do business. Each of the Sellers has all requisite corporate power and authority to enter into this Agreement and to carry out its respective obligations hereunder. The execution and delivery by each of the Sellers of this Agreement and the performance of each of their respective obligations hereunder have been duly authorized by all necessary corporate action by the Board of Directors of each of the Sellers, respectively, and no other corporate proceedings on the part of each of the Sellers are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by each of the Sellers and, assuming the due authorization, execution and delivery of this Agreement by the Buyer, constitutes the valid and binding obligation of each of the Sellers, enforceable against each of the Sellers in accordance with its terms, except that the enforceability of this Agreement is subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors' rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     Section 3.3. No Conflict or Violation. (a) Except as set forth on Schedule 3.3, the execution, delivery and performance by each of the Sellers of this Agreement do not, and the Stock Purchase and the transactions contemplated in this Agreement or in any related document will not (i) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of the Company or the organizational documents of any of the Sellers, (ii) violate any provision of law, any regulation, or any order, judgment or decree of any court or other governmental or regulatory authority, (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Company or any of the Sellers is a party or by which either is bound or to which any of its properties or assets is subject, (iv) result in the creation or imposition of any Lien upon any of the assets, properties or rights of the Company or any of the Sellers, or (v) result in the cancellation, modification, revocation or suspension of any of the Licenses and Permits or the Environmental Permits, other than, in the case of
(iii), (iv) and (v) above, any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not have a Company Material Adverse Effect or materially impair the ability of any of the Sellers to consummate the Stock Purchase and the transactions contemplated hereby.

     (b) No shares of Company Common Stock or Company Preferred Stock have been transferred or sold, directly or indirectly, as part of their initial distribution or at any time thereafter, in or from within the Netherlands Antilles to, or for the account of, any individual or legal entity who or which is a "resident" as defined in Section 1 of the Netherlands Antilles Foreign Exchange Ordinance (Landsverordening Deviezenverkeer), unless such "resident" obtained a specific licence to purchase securities or non-resident status under Netherlands Antilles foreign exchange control regulations. All shares of Company Common Stock and Company Preferred Stock have been offered in the Netherlands only in accordance with the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht).

     Section 3.4. Consents and Approvals. Schedule 3.4 sets forth a true and complete list of each consent, notice, waiver, authorization or approval of or to any Governmental Entity, or of any other Person, and each declaration to or filing or registration with any such Governmental Entity, that is required in connection with the execution and delivery of this Agreement by each of the Sellers or the performance by each of the Sellers of their respective obligations hereunder, except where the failure to obtain any such consent, waiver, authorization or approval or to make such declaration of filing would not have a Company Material Adverse Effect or materially impair the ability of any of the Sellers to consummate the Stock Purchase and the transactions contemplated hereby. All such consents, waivers, notices, authorizations or approvals or declaration or filings set forth on Schedule 3.4 have been made, delivered or obtained as of the Closing Date. The execution, delivery and performance of this Agreement by each of the Sellers does not require the consent or approval of, or filing with, any Governmental Entity or any other Person, including the filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act").

     Section 3.5. Capital Stock and Related Matters. As of the date hereof, the authorized capital stock of the Company consists of (i) 1,000 shares of Company Common Stock, of which 1,000 shares are issued and outstanding and (ii) 20,000 shares of Company Preferred Stock, of which 12,200 are issued and outstanding. The issued and outstanding capital stock of the Company consists exclusively of the Shares and, upon the consummation of the Stock Purchase, the Buyer will own all of the issued and outstanding capital stock of the Company. Schedule 3.5 sets forth the names of the beneficial and record owners of the Company Common Stock and the Company Preferred Stock and the number of shares held by each such owner. Each of the Sellers has good and marketable title, free and clear of any Liens, to the Company Common Stock and Company Preferred Stock, as applicable, set forth on Schedule 3.5. The sale and transfer of the Shares by the Sellers to the Buyer will vest title to the Shares in the Buyer free and clear of any Liens, limitations or restrictions of any nature whatsoever. The Company Common Stock and the Company Preferred Stock has been duly authorized and validly issued and is fully paid and nonassessable. Except as set forth above or on
Schedule 3.5, no shares of Company Common Stock or Company Preferred Stock are outstanding; the Company does not have outstanding any securities convertible into or exchangeable for any shares of capital stock, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock, or any stock or securities convertible into or exchangeable for any capital stock; and the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of capital stock. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

     Section 3.6. Subsidiaries and Equity Investments. The Company has no Subsidiaries. Except as set forth on Schedule 3.6, the Company does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity.

     Section 3.7. Financial Statements. The Company has heretofore furnished to Buyer copies of the audited balance sheets of the Company as of November 30, 2004, 2005 and 2006 audited by Ernst & Young LLP, together with the related audited statements of operations and cash flows for the fiscal years then ended and the notes thereto, accompanied by the reports thereon of such public accountants (collectively, the "Financial Statements"). The Financial Statements, including the notes thereto, (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, (ii) present fairly the financial position, results of operations and cash flows of the Company as of such dates and for the periods then ended, (iii) are prepared in accordance with the books of account and records of the Company, and (iv) can be legitimately reconciled with the financial statements and the financial records maintained and the accounting methods applied by the Company.

     Section 3.8. Absence of Certain Changes or Events.

     (a) Except as set forth on Schedule 3.8, since November 30, 2006, there has not been:

     (i) any event that has had or could reasonably be expected to have a Company Material Adverse Effect;

     (ii) any material loss, damage, destruction or other casualty to the assets or properties of the Company;

     (iii) any change in any method of accounting or accounting practice of the Company;

     (iv) any adoption of any new employee benefit plan, policy, program or arrangement, or amendment of any employee benefit plan in a way that would serve to materially increase the benefits payable thereunder;

     (v) any entry into, or material amendment of, any collective bargaining agreement or similar labor contract;

     (vi) any institution of any pending or threatened action, claim, complaint, proceeding, suit or investigation which relates to the Stock Purchase and the transactions contemplated hereby or that has had or could reasonably be expected to have a Company Material Adverse Effect; or

     (vii) any loss of the employment, services or benefits of any supplier or customer of the Company accounting for $100,000 or more of the Company's expenses (in the case of suppliers) or revenues (in the case of customers).

     (b) Since November 30, 2006, the Company has operated in the ordinary course of its businesses consistent with past practice and, except as set forth on Schedule 3.8 hereto, has not:

     (i) failed to discharge or satisfy any Lien or pay or satisfy any obligation or liability (whether absolute, accrued, contingent or otherwise), other than liabilities being contested in good faith and for which adequate reserves have been provided and Liens arising in the ordinary course of business that do not, individually or in the aggregate, interfere with the use, operation, enjoyment or marketability of any of its assets, properties or rights;

     (ii) mortgaged, pledged or subjected to any Lien any of its assets, properties or rights, except for Permitted Liens;

     (iii) sold or transferred any of its material assets or canceled any debts or claims or waived any rights, except in the ordinary course of business consistent with past practice;

     (iv) disposed of any patents, trademarks or copyrights or any patent, trademark or copyright applications;

     (v) defaulted on any material obligation having a value in excess of $100,000;

     (vi) entered into any transaction material to its business, except in the ordinary course of business consistent with past practice;

     (vii) written down the value of any inventory or written off as uncollectible any of its accounts receivable or any portion thereof not reflected in the November 30, 2006 Balance Sheet;

     (viii) granted any increase in the compensation or benefits of its employees other than increases in accordance with past practice or entered into any employment or severance agreement or arrangement with any of them other than severance arrangements entered into in the ordinary course of business providing for payments of less than $100,000;

     (ix) made any capital expenditure in excess of $250,000, or additions to property, plant and equipment used in its operations other than ordinary repairs and maintenance;

     (x) incurred any obligation or liability for the payment of severance benefits, except in the ordinary course of business consistent with past practice;

     (xi) declared, paid, or set aside for payment any dividend or other distribution in respect of shares of its capital stock or other securities, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock or other securities, or agreed to do so;

     (xii) entered into any agreement that is material to its business to settle any pending or threatened claim in any jurisdiction; or

     (xiii) entered into any agreement or made any commitment to do any of the foregoing.

     Section 3.9. Tax Matters. Except as disclosed on Schedule 3.9, (i) the Company has filed when due all Tax Returns required by applicable law to be filed and the Company has paid all Taxes required to be paid in respect of the periods covered by such Tax Returns; (ii) the information contained in such Tax Returns is true, complete and accurate; (iii) Taxes of the Company for periods ending on or before the Closing Date (whether or not shown on any Tax Return), if required to have been paid, have been paid; (iv) there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, the Company in respect of any Tax or assessment, nor, to the knowledge of the Company, is there any claim for additional Tax or assessment asserted by any Tax authority; (v) any liability of the Company for Taxes that are not yet due and payable, or which are being contested in good faith, have been provided for in the financial statements of the Company; (vi) to the knowledge of the Company, since January 1, 2000, no claim has been made by any Tax authority in a jurisdiction where the Company does not currently file a Tax Return that either it is or may be subject to Tax by such jurisdiction, nor to the knowledge of the Company, is any such assertion threatened; (vii) there is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns;
(viii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company; (ix) there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company; (x) the Company is not a party to any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters; (xi) no ruling with respect to Taxes (other than a request for determination of the status of a qualified pension plan) has been requested by or on behalf of the Company; (xii) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (xiii) the Company has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (xiv) the Company (A) has never been the parent or a member of an affiliated group filing a consolidated federal income Tax Return or (B) has any liability for the Taxes of any Person under Reg. section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; (xv) the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) "closing agreement" as described in
Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date; (xvi) the Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code; and (xvii) the Company has not engaged in any reportable transaction within the meaning of Section 6111 or 6112 of the Code.

     Section 3.10. Absence of Undisclosed Liabilities. Except as set forth on
Schedule 3.10, the Company has no indebtedness or liability, absolute or contingent, of a type required to be included on a balance sheet prepared in accordance with GAAP, except for liabilities or obligations (i) reflected in the latest balance sheet included in the Financial Statements (the "Balance Sheet"),
(ii) that were incurred since the date of the Balance Sheet in the ordinary course of business and consistent with past practice or (iii) that would not have a Company Material Adverse Effect.

     Section 3.11. Owned Real Property.

     (a) Schedule 3.11 sets forth a complete and accurate description of all real property and the improvements located thereon owned by the Company (the "Owned Real Property").

     (b) The Company has good and marketable title in fee simple to the Owned Real Property and the Owned Real Property is not subject to any Liens (other than Permitted Liens). Except as set forth on Schedule 3.11, none of the Owned Real Property is subject to any lease, license or other agreement granting to any Person or entity any right to the use, occupancy or enjoyment of such property or any portion thereof.

     (c) The Owned Real Property and all improvements on the Owned Real Property and the operations therein conducted conform to and comply with all applicable health, fire, environmental, safety, zoning and building laws, ordinances and administrative regulations, Permits and other regulations (including, without limitation, the Americans with Disabilities Act) and all covenants, easements, rights of way, licenses, grants, building or use restrictions, exceptions, encroachments, reservations or other impediments, except for possible nonconforming uses or violations that have not and would not have a Company Material Adverse Effect, and that do not and will not give rise to any penalty, fine or other liability, and the Company has not received any notice to the contrary.

     (d) The buildings, driveways and all other structures and improvements upon the Owned Real Property are all within the boundary lines of such property or have the benefit of valid, perpetual and non-terminable easements and there are no encroachments thereon that would materially affect the use thereof.

     (e) The Company has not received any notice from any utility company or municipality of any fact or condition which could result in the discontinuation of presently available or otherwise necessary sewer, water, electric, gas, telephone or other utilities or services for any of the Owned Real Property. All public utilities required for the operation of the Owned Real Property and necessary for the conduct of the business of the Company are properly installed and operating. The Owned Real Property has adequate rights of access to all water, sewer, sanitary sewer and storm drain facilities and community services.

     (f) The Company does not have any knowledge of, and the Company has not received any notice of, any pending or contemplated (i) rezoning, condemnation or other similar proceeding affecting the Owned Real Property; or (ii) special assessment against the Owned Real Property.

     (g) To the knowledge of the Company, each parcel of real property comprising any part of the Owned Real Property, including without limitation all buildings and improvements thereon, and the present use, operation or condition thereof: (i) is assessed as one or more separate tax lots and no part of such property is part of a tax lot which includes other property which is not a part of the Owned Real Property; (ii) is not located in an area designated as a flood zone; and (iii) is not subject to any purchase option, right of first refusal or first offer or other similar right.

     (h) The Owned Real Property and all buildings, structures, improvements and fixtures located on the Owned Real Property have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are currently used.

     (i) True and complete copies of all existing policies of title insurance for all parcels of the Owned Real Property for which such policies exist, together with all surveys referred to in such title insurance policies or otherwise in the Company's possession, have been delivered to Buyer and are identified on Schedule 3.11 hereto.

     (j) Access from public streets and provision for parking and loading/unloading at each parcel of the Owned Real Property conforms to all applicable legal requirements and is adequate for the conduct of the business of the Company in the ordinary course of its business.

     Section 3.12. Leases.

     (a) Schedule 3.12 sets forth a list of all leases, licenses, permits, subleases and occupancy agreements, together with all amendments and supplements thereto, with respect to all properties in which the Company has a leasehold interest, whether as lessor, sublessor, licensor, lessee, sublessee or licensee (each, a "Lease" and collectively, the "Leases"; the property covered by Leases under which the Company is a lessee is referred to herein as the "Leased Real Property"). The Sellers have furnished true, correct and complete copies of all Leases to Buyer or its representatives. No option has been exercised under any of such Leases, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has been delivered to Buyer or its representatives with the corresponding Lease.

     (b) Each Lease is in full force and effect and is valid, binding and enforceable in accordance with its respective terms and no Lease has been modified or amended except pursuant to an amendment referred to on Schedule
3.12. Neither the Company nor any other party to a Lease has given to the other party written notice of or has made a claim with respect to any breach or default of or with respect to any Lease. The Company is not in default under any Lease and, to the knowledge of the Company, no other party to a Lease is in default.

     (c) Except as set forth on Schedule 3.12, none of the Leased Real Property is subject to any sublease, license or other agreement granting to any Person or entity any right to the use, occupancy or enjoyment of such property or any portion thereof. The Leased Real Property, all improvements thereon and thereto, and the operations therein conducted conform to and comply with all applicable health, fire, insurance, environmental, safety, zoning and building laws, ordinances and administrative regulations, Permits and other regulations (including, without limitation, the Americans with Disabilities Act) and all covenants, easements, rights of way, licenses, grants, building or use restrictions, exceptions, encroachments, reservations or other impediments, except for possible nonconforming uses or violations that have not and would not have a Company Material Adverse Effect, and that do not and will not give rise to any penalty, fine or other liability, and the Company has not received any notice to the contrary.

     (d) The Leased Real Property has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it is currently used.

     (e) There are no guaranties (from the Company or from other Persons) in favor of the lessors of any of the Leased Real Property.

     (f) The Company has not sold, assigned, transferred, pledged or encumbered all or any part of its leasehold interests in the Leased Real Property.

     (g) Except as set forth on Schedule 3.12, there is no pending or, to the knowledge of the Company, threatened: (i) condemnation or other similar proceeding affecting any part of the Leased Real Property by any governmental authority; or (ii) special assessment against any part of the Leased Real Property.

     Section 3.13. Assets of the Company.

     (a) The assets, properties and rights of the Company (i) owned as of November 30, 2006 are set forth in the book depreciation workpapers as of November 30, 2006 and (ii) acquired since November 30, 2006 and on or prior to January 31, 2007 are listed on the capital expense rollforward furnished to Buyer ((i) and (ii) being referred to collectively as the "Fixed Asset Workpapers")) constitute all of the assets, properties and rights (including, without limitation, the Owned Real Property) which are used in the operation of the businesses of the Company immediately prior to Closing and which are necessary or required for the conduct of such businesses as currently conducted. There are no material assets, properties, rights or interests of any kind or nature that the Company has been using, holding or operating in its businesses prior to the Closing that will not be used, held or owned by the Company immediately following the Closing.

     (b) The Company has good and marketable title, free and clear of any Liens, to, or a valid leasehold interest under enforceable leases in, all of the assets, properties and rights of the Company reflected in the Company's Financial Statements, except for Permitted Liens.

     (c) The Equipment and Machinery is in good operating condition and repair (normal wear and tear excepted).

     Section 3.14. Intellectual Property; Intangible Assets. (a) Schedule 3.14 sets forth a complete and correct listing of all applications, registrations and patents and all Intellectual Property material to the business of the Company included in the Intellectual Property. The Company owns, or has a valid license or otherwise has the right to use, in all jurisdictions in which it carries on business, all Intellectual Property without violating or conflicting with the rights of others. Except as set forth on Schedule 3.14(a), all Intellectual Property is owned by the Company, free and clear of all Liens, except for Permitted Liens. There has not been communicated to the Company the threat of any claim that the holder of such Intellectual Property is in violation or infringement of any service mark, patent, trademark, trade name, trademark or trade name registration, copyright or copyright registration of any other Person. To the Company's knowledge, the Stock Purchase and the consummation of the transactions contemplated by this Agreement will not prohibit the Company from using any of the Intellectual Property in a manner substantially similar to its current use of such Intellectual Property in its businesses.

     (b) Schedule 3.14(b) sets forth a true and complete list of all of the Intangible Assets and a summary description of each such item. There is no restriction affecting the use of any of the Intangible Assets, and no license has been granted with respect thereto. To the knowledge of the Company, each of the Intangible Assets is valid and in good standing, is not currently being challenged, is not involved in any pending or threatened administrative or judicial proceeding, and does not conflict with any rights of any other Person. The Company's rights in and to the Intangible Assets are sufficient and adequate in all material respects to permit the conduct of the businesses of the Company as now conducted and none of the products or operations of the businesses of the Company involves any infringement of any proprietary right of any other Person.

     Section 3.15. Licenses and Permits. Schedule 3.15 sets forth a true and complete list of all licenses, permits, franchises, authorizations and approvals issued or granted to the Company by any Governmental Entity (the "Licenses and Permits"), and all pending applications therefor. Each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the knowledge of the Company, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect. The Licenses and Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of the businesses of the Company in the manner now conducted and none of the operations of the Company are being conducted in a manner that violates any of the terms or conditions under which any License and Permit was granted. The Stock Purchase and the consummation of the transactions contemplated by this Agreement will not result in the termination or suspension of any License or Permit.

     Section 3.16. Compliance with Law. The operations of the businesses of the Company have been conducted in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over the Company and its assets, properties and operations, except where the failure to so comply would not have a Company Material Adverse Effect. The Company has not received notice of any violation of any such law, regulation, order or other legal requirement, and is not subject to, or in default with respect to, any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to the Company or any of its assets, properties or operations except for violations or defaults that would not have a Company Material Adverse Effect. This Section 3.16 does not apply to laws, regulations, order and other requirements relating to tax matters (which are covered by Section 3.9 hereof) employee plans (which are covered by Section 3.20 hereof), labor matters (which are covered by Section 3.23 hereof) and environmental matters (which are covered by Section 3.24 hereof).

     Section 3.17. Litigation. Except as set forth on Schedule 3.17, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the knowledge of the Company, threatened, before any national, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against the Company or, to the knowledge of the Company, any of its officers, directors, employees, agents or Affiliates involving, affecting or relating to the Company, the assets, properties or rights of the Company or the Stock Purchase and the transactions contemplated by this Agreement, nor is any basis known to the Company for any such action, suit, proceeding or investigation, except for claims, actions, suits, proceedings or investigations that would not have a Company Material Adverse Effect. Schedule 3.17 sets forth a list and a summary description of all such pending actions, suits, proceedings, disputes or investigations. Neither the Company nor its assets, properties or rights are subject to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, that affects or might affect the businesses, assets, properties or rights of the Company, except for orders, writs, judgments, awards, injunctions or decrees that would not have a Company Material Adverse Effect, or that would or might materially interfere with the Stock Purchase and the transactions contemplated by this Agreement.

     Section 3.18. Contracts.

     (a) Schedule 3.18(a) sets forth a complete and correct list and, if such contract is not in writing, a summary description of all Contracts (as in effect on the date hereof) involving more than $50,000 per year. To the extent that the items listed in Schedules 3.4, 3.8, 3.10, 3.11, 3.12, 3.14 and 3.15 may be
considered Contracts, such items need not be included on the list set forth on
Schedule 3.18.

     (b) Each Contract is valid, binding and enforceable against the Company in accordance with its terms, except that the enforceability of this Agreement is subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors' rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and is in full force and effect on the date hereof. The Company is not in default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. To the knowledge of the Company, no other party to any Contract is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except for possible defaults which would not have a material adverse effect on the Company, its assets, properties or financial condition or its business as now conducted. TBG or the Company has delivered to Buyer or its representatives true and complete originals or copies of all the Contracts.

     (c) The Company is not subject to, by contract or otherwise, any non-compete obligation.

     (d) Schedule 3.18(d) sets forth a true and complete list of all outstanding Indebtedness of the Company as of the Closing Date, and includes a description of all documents and agreements which set forth the terms of such Indebtedness, the amount of the balance owing as of the Closing Date, the applicable interest rate in effect as of the Closing Date, and a listing of all collateral securing such Indebtedness (if any), and a description of any applicable prepayment penalties or make-whole amounts that would be payable if such Indebtedness were to be paid in full as of the Closing Date.

     Section 3.19. Inventories. The inventories of the Company (including tooling, spare parts and supplies) reflected on the November 30, 2006 Balance Sheet, or acquired by the Company after the date thereof and prior to the Closing Date, are carried at not more than the lower of cost or market, and the Company has no reason to believe that such inventories include any obsolete inventory or surplus inventory for which adequate reserves have not been established on the Financial Statements. As used herein, "obsolete inventory" is inventory which, at November 30, 2006, was not usable or salable in the lawful and ordinary course of business of the Company as now conducted because of legal restrictions, failure to meet specifications, loss of market, damage, physical deterioration or for any other cause, in each case net of reserves provided therefor on the November 30, 2006 Balance Sheet; and "surplus inventory" is inventory that, at November 30, 2006, exceeded known or anticipated requirements in the reasonable business judgment of the Company.

     Section 3.20. Employee Plans.

     (a) Schedule 3.20(a) sets forth all material pension, savings, retirement, health, insurance, severance and other employee benefit or fringe benefit plans maintained or sponsored by the Company and any trade or business (whether or not incorporated) under common control with the Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code (the "Controlled Group"), or with respect to which the Company has any responsibility or liability (collectively referred to herein as the "Plans"). With respect to the Plans, the Company and any member of the Controlled Group have delivered to Buyer or its representatives current copies of: (i) the Plan documents, and, where applicable, related trust agreements, and any related material agreements which are in writing; (ii) summary Plan descriptions; (iii) the most recent Internal Revenue Service determination letter relating to each Plan for which a letter of determination was obtained; and (iv) to the extent required to be filed, the most recent Annual Report (Form 5500 Series and accompanying schedules of each Plan and required financial statements) as filed with the Internal Revenue Service; and (v) audited financial statements, if any.

     (b) In all material respects, each Plan conforms to, and its administration is in substantial compliance with, all applicable requirements of law, including, without limitation, ERISA and the Code and all of the Plans are in full force and effect as written, and all premiums, contributions and other payments required to be made by the Company or any member of the Controlled Group under the terms of any Plan have been made or accrued.

     (c) Each Plan maintained by the Company or any member of the Controlled Group which provides benefits to or otherwise covers employees of the Company that is intended to be qualified under Section 401(a) of the Code and each trust maintained pursuant thereto has been determined to be exempt from Federal taxation by the Internal Revenue Service and has a favorable determination letter from the Internal Revenue Service with respect to each such Plan, and, to the knowledge of the Company, nothing has occurred since the date of such letter which could adversely impact such qualification and tax exemption. No Plan maintained by the Company or any member of the Controlled Group which provides benefits to or otherwise covers employees of the Company that is an employee welfare benefit plan as defined in Section 3(1) of ERISA (the "Welfare Plan") is funded through a voluntary employees' beneficiary association as defined in
Section 501(c)(9) of the Code.

     (d) Except as set forth in Schedule 3.20(d) neither the Company nor any member of the Controlled Group has maintained, contributed to or incurred any liability with respect to any Plan subject to Title IV of ERISA or Section 412 of the Code (a "Pension Plan") within the six-year period ending on the date of this Agreement. There is no "amount of unfunded benefit liabilities," as defined in Section 4001(a)(18) of ERISA, in any of the Pension Plans. Neither the Company nor any member of the Controlled Group has incurred any material liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA which remains unsatisfied. Neither the Company nor any member of the Controlled Group has engaged in any transaction described in Section 4069 of ERISA. Exhibit A to Schedule 3.20(d) fairly and accurately shows the Company's estimated proportionate amount of overfunded pension liabilities under the TBG Pension Plan as of November 30, 2006, based on the assumptions stated therein.

     (e) There are no multiemployer plans (as defined in Subsection 3(37) of ERISA) ("Multiemployer Plans") to which the Company or any other member of the Controlled Group is, or has been within the six-year period ending on the date of this Agreement, required to make a contribution or other payment. Neither the Company nor any member of the Controlled Group has incurred any withdrawal liability on account of a complete or partial withdrawal from any material Multiemployer Plan, nor has any of them incurred any liability due to the termination or reorganization of such a Multiemployer Plan, in either case which remains unsatisfied.

     (f) There has been no non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Part 4 of Subtitle B of Title I of ERISA) with respect to any Plan or penalty incurred with respect to any Plan under Section 502(i) of ERISA.

     (g) Except as set forth on Schedule 3.20(g), the Company does not maintain any Plan providing post-retirement benefits other than Plans qualified under
Section 401(a) of the Code ("Post-Retirement Benefits"). The names of all Company retirees (including eligible dependents) who are eligible for Post-Retirement Benefits are set forth on Schedule 3.20(g) ("Company Retirees"); for purposes of this Section 3.20(g), Company Retirees includes all eligible employees and their dependants of Detroit Gasket. Exhibit A to Schedule 3.20(g) fairly and accurately shows the Company's estimated aggregate unfunded accrued Post-Retirement Benefit obligations with respect to active Company employees and Company Retirees as of November 30, 2006, based on the assumptions stated therein. The Company is not liable for Post-Retirement Benefits under any plan not maintained by the Company. The Company has complied in all material respects with the requirements of Section 4980B of the Code and Sections 601 et seq. of ERISA relating to continuation coverage for group health plans.

     (h) There are no pending actions, claims or lawsuits which have been asserted, instituted or, to the knowledge of the Company, threatened, against the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or, to the knowledge of the Company, against any fiduciary of the Plans with respect to the operation of such Plans (other than routine benefit claims).

     (i) There has been no mass layoff or plant closing as defined by the Worker Adjustment and Retraining Notification Act or any similar state or local "plant closing" law with respect to the employees of the Company which resulted in any liability of the Company which remains unsatisfied.

     (j) To the knowledge of the Company, the execution of, and performance of the transactions contemplated in, this Agreement will not, either alone or upon the occurrence of events occurring subsequent to the date hereof and up to and including the Closing Date, result in (i) except as set forth on Schedule 3.20(j), any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or (ii) the Company's failing to be able to deduct for Federal income tax purposes any items on account of Section 280G of the Code.

     Section 3.21. Insurance. Schedule 3.21 lists the fidelity bonds and the aggregate coverage amount and type and generally applicable deductibles of all policies of title, liability, fire, casualty, business interruption, workers' compensation and other forms of insurance insuring the Company and its assets, properties and operations. The Company has furnished a true, complete and accurate copy of all such policies and bonds to Buyer or its representatives. Except as set forth on Schedule 3.21, all such policies and bonds are in full force and effect. The Company is not in default in any material respect under any provisions of any such policy of insurance nor has the Company received notice of cancellation of any such insurance. There is no material claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. The insurance maintained by the Company in connection with its business is adequate in accordance with industry standards and the requirements of any applicable Leases.

     Section 3.22. Transactions with Directors, Officers and Affiliates. Except as set forth on Schedule 3.22, the Company is not a party to any agreement or arrangement with any of the directors, officers or stockholders of the Company or any Affiliate or family member of any of the foregoing under which they: (i) lease any real or personal property (either to or from such Person), (ii) license technology (either to or from such Person), (iii) are obligated to purchase any tangible or intangible asset from or sell such asset to such Person, (iv) purchase products or services from such Person, (v) pay or receive commissions, rebates or other payments or (vi) provide or receive any other material benefit. The Company does not employ as an employee or engage as a consultant any family member of any of the directors, officers or stockholders of the Company. Except as set forth on Schedule 3.22, to the knowledge of the Company, during the past three years none of the directors, officers or stockholders of the Company, or any family member of any of such Persons, has been a director or officer of, or has had any direct or indirect interest in, any Person which during such period has been a supplier, customer or sales agent of the Company or has competed with or been engaged in any business of the kind being conducted by the Company. No Affiliate of the Company owns or has any rights in or to any of the assets, properties or rights used by the Company in the ordinary course of its businesses.

     Section 3.23. Labor Matters.

     (a) Except as set forth on Schedule 3.23(a): (i) the Company is not a party to any outstanding employment agreements or contracts with officers or employees of the Company that are not terminable at will, or that provide for the payment of any bonus or commission; (ii) the Company is not a party to any agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly employees of the Company (other than as required by law); (iii) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to employees of the Company nor does the Company know of any activities and proceedings of any labor union to organize any such employees; and (iv) the Company is not a party to any material consulting agreements.

     (b) Except as set forth on Schedule 3.23(b): (i) the Company is in compliance in all material respects with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment; (ii) there is no unfair labor practice charge or complaint pending before the National Labor Relations Board ("NLRB") relating to the Company;
(iii) there is no labor strike, material slowdown or material work stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting the Company, and the Company has not experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to employees of the Company since 2002; (iv) there is no representation claim or petition pending before the NLRB or any similar foreign agency and, to the knowledge of the Company, no question concerning representation exists relating to the employees of the Company; (v) there are no charges with respect to or relating to the Company pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; and (vi) the Company has received no notice from any national, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of the Company and no such investigation is in progress.

     (c) Schedule 3.23(c) sets forth a true and complete list dated as of December 31, 2006 containing the name, position, starting employment date, current annual salary and bonus and commissions in 2006 of each current employee of the Company.

     Section 3.24. Environmental Matters.

     (a) Except as set forth on Schedule 3.24(a), each of the Company, the Affiliates and their respective Subsidiaries and all products manufactured or distributed by or on behalf of any of them, are and have been, in material compliance with all applicable Environmental Laws and all licenses, permits, registrations, approvals and other authorizations required thereunder ("Environmental Permits").

     (b) None of the Company, the Affiliates and their respective Subsidiaries reasonably expects that material expenditures will be necessary for each of them to comply with Environmental Laws currently in effect or proposed.

     (c) Each of the Company, the Affiliates and their respective Subsidiaries has obtained, or has made timely and complete application for or for renewal of, all Environmental Permits required under Environmental Laws; none of the Environmental Permits is subject to any pending or threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such Environmental Permit invalid in any respect; no additional Environmental Permits or modifications to Environmental Permits are reasonably expected to be required; and no Environmental Permit will in any way be affected or modified by, or terminate or lapse by reason of, the transactions contemplated by this Agreement;

     (d) No substance identified or regulated pursuant to any Environmental Law, including, without limitation, any hazardous substance, hazardous waste, toxic substance, pollutant, contaminant, or petroleum or any fraction thereof, and no bacteria, mold, fungi or toxic growth (each a "Hazardous Substance"), is located on, at, beneath, near, within or has migrated from any real property currently or formerly owned, operated or leased by any of the Company, the Affiliates and their respective Subsidiaries or predecessors in any manner that will give rise to liability under any Environmental Law or to a need to undertake any action to respond to such Hazardous Substance.

     (e) Except as set forth on Schedule 3.24(e), none of the Owned Real Property, Leased Real Property and any property previously owned, leased or operated by the Company, the Affiliates or any of their respective Subsidiaries or predecessors, or any of the improvements contained thereon, contains or formerly contained any underground or aboveground storage tank, surface impoundment, landfill, land disposal area, polychlorinated biphenyls, asbestos, asbestos-containing material or urea formaldehyde insulation or has been the subject of any environmental investigation or response pursuant to any Environmental Law.

     (f) Except as set forth on Schedule 3.24(f), none of the Company, its Affiliates or their respective Subsidiaries or predecessors has any actual or contingent liability arising from any treatment, transport or disposal or arrangement for the treatment, transport or disposal of any Hazardous Substance at or to any location.

     (g) Except as set forth on Schedule 3.24(g), none of the Company, its Affiliates and their respective Subsidiaries has received notice of, and there is no pending or, to the knowledge of the Company, threatened claim, complaint, notice of violation or potential liability, request for information, investigation, proceeding, order, decree or lawsuit relating to any Hazardous Substance, including, without limitation, exposure thereto, or pursuant to any Environmental Law relating in any way to any of them ("Environmental Claim") nor, to the best of the Company's knowledge, is there any basis for any such Environmental Claim.

     (h) None of the Owned Real Property or Leased Real Property is a "facility" within the meaning of Mich. Comp. Laws ss. 324.20101 et seq., or is subject to any current or threatened deed restriction, use restriction, institutional or engineering control or Lien pursuant to Environmental Laws.

     (i) None of the Company, the Affiliates and their respective Subsidiaries is subject to any order, writ, judgment, award, injunction or decree of any Governmental Authority or arbitrator, domestic or foreign, or to any private agreement relating to any Hazardous Substance or any Environmental Law.

     (j) TBG or the Company has provided the Buyer with true and complete copies of all (i) Environmental Permits, (ii) notices, demands, claims or actions relating to the Company, the Affiliates or any of their respective Subsidiaries or the Owned Real Property or the Leased Real Property pursuant to Environmental Law, and (iii) reports, data, or other documentation related to all investigations, audits, or assessments of environmental conditions at any of the Owned Real Property or Leased Real Property or compliance of the Company, the Affiliates and any of their respective Subsidiaries with any Environmental Law.

     (k) None of the Company, its Affiliates or any of their respective Subsidiaries or predecessors has manufactured, used, processed, distributed, fabricated, incorporated into any other material, or sold any asbestos-containing material, silica, or manganese-containing welding rods at any time and there is no pending or, to the best of Company's knowledge, threatened claim relating to asbestos-containing materials, silica, or manganese-containing welding rods pending or threatened against any of them.

     (l) Without limiting any other provision of this Section 3.24, except as set forth on Schedule 3.24(l), no trichloroethene, tetrachloroethene, or other chlorinated solvent, or hexavalent chromium, trivalent chromium or other type of chromium is or has been used, stored, or contained in any raw materials, at the Owned Real Property or the Leased Real Property.

     (m) None of the matters set forth on Schedule 3.24 would reasonably be expected to result in a Material Adverse Effect.

     Section 3.25. Products Liability. (a) Except as set forth on Schedule 3.25,
(i) there is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation of a civil, criminal or administrative nature before any court or governmental or other regulatory or administrative agency, commission or authority, domestic or foreign, against or involving any products manufactured, produced, distributed or sold by or on behalf of the Company (including any parts or components) (collectively, "Products"), or class of claims or lawsuits involving the same or similar Product which is pending or threatened, resulting from an alleged defect in design, manufacture, materials or workmanship of any Product, or any alleged failure to warn, or from any breach of implied warranties or representations (collectively, "Product Liability Lawsuits"); (ii) there has not been any Occurrence (as hereinafter defined); and (iii) there has not been, within the past 12 months, nor is there under consideration or investigation by the Company, any Product rework or retrofit (collectively, "Retrofits") conducted by or on behalf of the Company.

     (b) For purposes of this Section 3.25, the term "Occurrence" shall mean any accident, happening or event which takes place at any time which is caused or allegedly caused by any alleged hazard or alleged defect in manufacture, design, materials or workmanship including, without limitation, any alleged failure to warn or any breach of express or implied warranties or representations with respect to, or any such accident, happening or event otherwise involving any Product that can reasonably be expected to result in a claim or loss.

                                   ARTICLE IV.

                    REPRESENTATIONS AND WARRANTIES OF BUYER.

     Buyer hereby represents and warrants to the Sellers as follows:

     Section 4.1. Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own or lease its properties and assets and to conduct its businesses as now conducted. Copies of the Certificate of Incorporation and By-Laws of the

Buyer, with all amendments thereto to the date hereof, have been furnished to TBG or its representatives, and such copies are accurate and complete.

     Section 4.2. Authorization and Validity of Agreement. Buyer has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery by Buyer of this Agreement and the performance of Buyer's obligations hereunder have been duly authorized by all necessary corporate action by the Board of Directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Buyer and, assuming the due authorization, execution and delivery of this Agreement by the Buyer, constitutes Buyer's valid and binding obligation, enforceable against Buyer in accordance with its terms, except that the enforceability of this Agreement is subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors' rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     Section 4.3. No Conflict or Violation. The execution, delivery and performance by Buyer of this Agreement do not and the consummation by Buyer of the Stock Purchase and the other transactions contemplated hereby will not (i) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of Buyer, (ii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Buyer is a party or by which it is bound or to which any of its properties or assets is subject, (iii) result in the creation or imposition of any Lien upon any of the assets, properties or rights of Buyer, or (iv) result in the cancellation, modification, revocation or suspension of any license or permit material to the business of the Buyer, other than, in case of
(ii), (iii) and (iv) above, any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not have a material adverse effect on the business of Buyer and its Subsidiaries considered as one enterprise, materially impair the ability of Buyer to perform its obligations thereunder or prevent the consummation of any of the transactions contemplated hereby.

     Section 4.4. Consents and Approvals. The execution, delivery and performance of this Agreement by Buyer does not require the consent or approval of, or filing with, any Governmental Entity or any other Person, including the filing of a pre-merger notification report under the HSR Act, except for such consents, approvals and filings, of which the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the business of Buyer and its Subsidiaries considered as one enterprise or have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

     Section 4.5. Investment Intent. Buyer is acquiring the Shares for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities laws.

     Section 4.6. Investment Awareness. Buyer understands that the shares of Company Common Stock and Company Preferred Stock have not been registered under the Securities Act and that Buyer will not be permitted to sell or otherwise transfer such shares unless they are registered under the Securities Act or unless an exemption from such registration is available.

                                   ARTICLE V.

                            COVENANTS OF THE SELLERS.

     Section 5.1. Necessary Consents and Approvals. (a) Each of the Sellers shall (i) use commercially reasonable efforts to obtain and/or deliver all necessary consents, waivers, authorizations, notifications and approvals, if any, (each of which shall be in a form that is reasonably acceptable to Buyer) of all Governmental Entities, and of all other Persons, required in connection with the execution, delivery and performance by each of the Sellers of this Agreement, and (ii) from and after the Closing Date, as requested by the Buyer, diligently assist and cooperate with Buyer in preparing and filing all documents (if any) to be submitted by Buyer to any Governmental Entities, in connection with the transactions contemplated by this Agreement and in obtaining any governmental consents, waivers, authorizations or approvals, if any, which Buyer may seek or require in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to Buyer all information concerning the Company that counsel to Buyer reasonably determines is required to be included in such documents or could reasonably be expected to be helpful in obtaining any such required consent, waiver, authorization or approval).

     (b) On or after the Closing Date, if the Buyer requests in writing the assistance or cooperation of either of the Sellers pursuant to Section 5.1(a), the Buyer shall reimburse such Seller for reasonable out-of-pocket fees and expenses (including reasonable legal fees and expenses) incurred by such Seller, which amount shall not exceed $10,000 without the prior written approval of the Buyer, in connection with providing the assistance or cooperation specified and requested by the Buyer pursuant to Section 5.1(a). Notwithstanding the foregoing, the Buyer shall not be responsible for any fees or expenses of either Seller that result from an investigation or suit that involves either Seller or relates to either Seller's ownership of the Company.

                                   ARTICLE VI.

                             COVENANTS OF THE BUYER.

     Section 6.1. Consents and Approvals. Buyer shall use commercially reasonable efforts to obtain all consents and approvals of third parties required to be obtained by it to effect the Stock Purchase and the transactions contemplated by this Agreement.

     Section 6.2. Benefits to Company Employees.

     (a) For any employee whose employment is terminated by the Buyer without cause within six months of the Closing Date, the Buyer shall cause the Company to pay to such employee severance benefits at least equal to the severance benefits that the employee would have received under the existing severance policy of the Company attached hereto as Schedule 6.2. Nothing in this Section
6.2 shall be construed as creating any employment contract between any employee of the Company and Buyer or the Company or to diminish or restrict in any way Buyer's or the Company's right to terminate any employee.

     (b) To the extent that service is relevant for purposes of eligibility, benefit accrual and vesting (and, in order to calculate the amount of any vacation, sick days, severance and similar benefits) under any benefit plan or bonus plan maintained by Buyer or the Company, in which employees of the Company, following the Closing Date, become entitled to participate (other than benefits accrued under any defined benefit pension plan maintained by Buyer or the Company), Buyer shall or cause the Company to credit such employees for service earned on and prior to the Closing Date with the Company or any of its Affiliates and with service otherwise recognized by the Company or any of its Affiliates for such purposes under the applicable plan.

     (c) Following the Closing Date, Buyer shall, or shall cause the Company to, waive limitations on eligibility, enrollment and benefits relating to any preexisting medical conditions of the employees of the Company and their eligible dependents to the extent waived or otherwise satisfied under existing Plans. Following the Closing Date, Buyer shall recognize, and shall cause the Company and its Affiliates to also recognize, for purposes of annual deductible, co-pays and out of pocket limits under its health and dental benefit plans, deductible, co-pays and out of pocket expenses paid by employees of the Company and their respective dependents under health and dental employee Plans in the calendar year in which the Closing Date occurs to the extent the employees participate in any such Buyer or Company benefit plans in such same calendar year.

     (d) As of the Closing Date, TBG shall cause the Company to withdraw from and cease to participate in the TBG Retirement Income Plan (the "TBG Pension Plan"). As soon as reasonably practicable after and effective as of the Closing Date, Buyer will cause the Company to adopt or become a participating employer in a qualified defined benefit plan (the "Company Pension Plan") for the benefit of the Company's current and former employees and former Detroit Gasket employees who are participants in, or beneficiaries of, the TBG Pension Plan as of the Closing Date. The terms of the Company Pension Plan shall expressly provide that (i) current and former Company employees who were participants in, or beneficiaries of, the TBG Pension Plan immediately prior to the Closing Date shall become participants in, or beneficiaries of (as the case may be), the Company Pension Plan as of the Closing Date and (ii) all periods of prior employment with the Company and its Affiliates which is recognized under the TBG Pension Plan for eligibility, vesting, benefit accrual and early retirement subsidies shall be credited under the Company Pension Plan in respect of such employees. Buyer agrees to provide that the accrued benefits of current and former employees of the Company under the Company's Pension Plan shall be no less than the accrued benefits of such current and former employees of the Company under the TBG Pension Plan as of the Closing Date. Accrued benefits of such current and former employees of the Company that are vested under the TBG Pension Plan as of the Closing Date shall be nonforfeitable under the Company Pension Plan. After the receipt by TBG of written notice from the Company of the adoption and/or existence of the Company Pension Plan and the trust thereunder (which notice shall be provided within 180 days of the Closing Date), TBG or one of its Affiliates will direct the trustee of the TBG Pension Plan to transfer in cash or in kind, as agreed to by Buyer and TBG, from the trust under the TBG Pension Plan to the trust under the Company Pension Plan, an amount determined by the certified actuary of the TBG Pension Plan (the "TBG Actuary") in accordance with Section 414(l) of the Code. In the event that the TBG Pension Plan is overfunded, as determined in accordance with Section 414(l) of the Code, the amount will be equal to the product of (i) a fraction, the numerator of which is the present value of accumulated benefits ("PVAB"), determined as of the Closing Date in accordance with Section 414(l) of the Code, with respect to the Company's current and former employees under the TBG Pension Plan, and the denominator of which is the PVAB, determined as of the Closing Date in accordance with Section 414(l) of the Code, with respect to all current and former employees of all TBG Affiliates (including the Company) under the TBG Pension Plan, multiplied by (ii) the fair market value of the assets of the TBG Pension Plan as of the Closing Date, as determined by the TBG Actuary; provided that in no event shall the amount transferred be less than the amount required under Sections 414(d) and 414(l) of the Code (the "Transfer Amount"). Anything herein to the contrary notwithstanding, the Transfer Amount shall be (i) reduced by any payments that are made by the TBG Pension Plan after the Closing Date and prior to the transfer date with respect to the Company's current and former employees, including any administrative expenses properly allocable to such employees, and (ii) credited (or debited) with the pro rata share of the actual investment experience on the assets of the TBG Pension Plan allocable to the Transfer Amount from the Closing Date until the transfer date. The Transfer Amount determination by the TBG Actuary shall be subject to review by an actuary selected by Buyer (the "Buyer Actuary") with all documentation reasonably necessary for the Buyer Actuary to verify the Transfer Amount; provided, however, that if the Buyer Actuary certifies in writing, within 60 days of receiving such supporting documentation, that the Buyer Actuary disagrees with the TBG Actuary's determination of the Transfer Amount, then the chief financial officers of Buyer and TBG shall negotiate, in good faith, to resolve such dispute, and if unable to come to an agreement, Buyer and TBG shall agree upon and engage an impartial actuary, who shall be entitled to the privileges and immunities of an arbitrator, to resolve any disagreement and whose determination as to any such disagreement (if not contrary to ERISA) shall be conclusive, final and binding. Buyer and TBG shall share equally all costs and fees of such impartial actuary. At the time the Transfer Amount is paid to the trust under the Company Pension Plan, the Company and the Company Pension Plan shall assume all liabilities for all accrued benefits under the TBG Pension Plan in respect of current and former Company employees and each of TBG, its Affiliates and the TBG Pension Plan shall be relieved of all liabilities for such benefits. Notwithstanding anything contained herein to the contrary, no such transfer of assets and liabilities shall take place until the 31st day following the filing of any required Form 5310-A in connection therewith and appropriate notification of the transfer of assets and liabilities has been made to the PBGC.

     (e) Following the Closing Date, the Company will retain its existing obligation (including, without limitation, as required by Section 420 of the Code) to provide Post-Retirement Benefits to active Company employees and Company Retirees under the TBG Retiree Medical Plan (the "Retiree Medical Plan"), subject to the Company's rights to amend, modify or terminate such Post-Retirement Benefits under the Retiree Medical Plan. Any provision of the Retiree Medical Plan to the contrary notwithstanding, after the Closing, the Company shall continue to be a "Participating Employer" under the Retiree Medical Plan until such time as the Company or Buyer establishes a comparable plan for Company employees and Company Retirees, which the Company or Buyer shall establish within 180 days following the Closing. The establishment of such plan shall not affect the rights of the Buyer and/or the Company to amend, modify or terminate Post-Retirement Benefits at any time.

     (f) Nothing contained in this Section 6.2, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement (except as specifically contemplated by Section 6.2(e)), (ii) shall alter or limit the ability of the Company, the Buyer, or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time, or any right to a particular term or condition of employment, or (iv) is intended to confer upon any Person (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.

                                  ARTICLE VII.

                      ADDITIONAL COVENANTS OF THE PARTIES.

     Section 7.1. Consummation of the Stock Purchase. Buyer and each of the Sellers shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the Stock Purchase as soon as practicable in accordance with the terms and conditions of this Agreement.

     Section 7.2. Information. Each of the Sellers and Buyer shall each, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, executive officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer, the Company or any of Buyer's Subsidiaries to any third party and/or any Governmental Entity in connection with the Stock Purchase and the transactions contemplated by this Agreement.

     Section 7.3. Indemnification.

     (a) From and after the Closing Date, and regardless of any investigation at any time made by or on behalf of Buyer or of any knowledge or information that Buyer may have, TBG shall indemnify and agree to fully defend, save and hold the Buyer harmless if Buyer shall at any time or from time to time suffer or incur any damages, Liability, loss, cost, expense, interest award, judgment or penalty (including all reasonable attorneys', consultants' and experts' fees, including such fees incurred in any action or proceeding between the Buyer and TBG (or any of the Sellers) and/or the Company, or costs of investigation), claim or cause of action (each, a "Loss") arising out of, relating to or resulting from, or shall pay or become obligated to pay any sum on account of any and all Events of Breach under Section 7.3(b).

     (b) As used herein, "Event of Breach" shall be and mean any one or more of the following:

     (i) any untruth or inaccuracy in any representation by either of the Sellers or the breach of any warranty by either of the Sellers contained in this Agreement or any certificate, schedule, exhibit or annex or other document furnished by the other party pursuant to this Agreement or in connection with the Closing; provided that, to the extent any representation or warranty is qualified by immateriality, materiality, material adverse effect, knowledge or any derivation of the foregoing, such qualifications shall be ignored for purposes of indemnification under this Section 7.3; or

     (ii) any failure by any of the Sellers duly to perform or observe any term, provision, covenant, agreement or condition on the part of such indemnitor to be performed or observed under this Agreement.

     (c) If an Event of Breach occurs or is alleged and Buyer asserts that TBG has become obligated to Buyer pursuant to this Section 7.3, or if any suit, action, investigation, claim or proceeding is begun, made, instituted or maintained as a result of which TBG may become obligated to the Buyer hereunder, Buyer shall give written notice to TBG (or, if only TBG has knowledge of such an event, TBG shall give written notice to Buyer).

     (d) TBG may, and at the request of Buyer shall, participate in and defend, contest or otherwise protect Buyer against any such suit, action, investigation, claim or proceeding by counsel of TBG's choice at its sole cost and expense; provided, however, that TBG shall not make any settlement or compromise without the prior written consent of Buyer, which consent shall not be unreasonably withheld. Buyer shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of Buyer's choice and shall in any event cooperate with and assist TBG to the extent reasonably possible. If TBG fails timely to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, Buyer shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and Buyer shall be entitled to recover the entire cost thereof from TBG, including, without limitation, reasonable attorneys' fees, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding.

     (e) Any indemnification payments by TBG to Buyer pursuant to this Section
7.3 shall first be paid from the proceeds, if any, of the Escrow Account as set forth below:

          (i) At the Closing, TBG has directed Buyer to deposit $2,500,000 (the "Escrow Amount"), which Escrow Amount shall be delivered to the Escrow Agent for deposit into an escrow account (the "Escrow Account"). The Escrow Amount shall be held pursuant to the provisions of the escrow agreement between the Sellers and the Buyer, dated as of the date hereof (the "Escrow Agreement"), a copy of which is attached hereto as Exhibit 7.3(e). The Escrow Amount will be available to compensate Buyer for Losses pursuant to this Section 7.3.

          (ii) On the eighteen (18)-month anniversary of the Closing Date, the Escrow Amount plus income and earnings, if any (or such lesser amount then remaining in the Escrow Account) shall be released from the Escrow Account to TBG in accordance with the terms of the Escrow Agreement; provided that if any good faith claims for indemnification by Buyer have been made pursuant to this Agreement and remain unresolved at such time and an amount equal to such unresolved good faith claims would not remain in the Escrow Account following such release from the Escrow Account, an amount equal to such good faith claims shall remain in the Escrow Account and all other amounts in the Escrow Account at such time shall be released from the Escrow Account to TBG. Notwithstanding the foregoing, nothing in this Section shall affect the survival of representations and warranties as provided for by Section 8.1.

     (f)

          (i) If an Event of Breach of Section 3.11(b) of this Agreement occurs or is alleged, TBG's payment obligations under this Section 7.3 for Losses relating to such Event of Breach shall be 100% of any Losses up to the Purchase Price.

          (ii) If an Event of Breach of Section 3.24 of this Agreement occurs or is alleged, TBG's payment obligations under this Section 7.3 for Losses relating to such Events of Breach shall be: (i) 100% of the first $2,000,000 of any Losses, (ii) 75% of the next $3,000,000 of any Losses in excess of $2,000,000 up to $5,000,000, (iii) 60% of the next $5,000,000 of any Losses in excess of $5,000,000 up to $10,000,000 and (iv) when Losses exceed $10,000,000, 50% of any Losses incurred in excess of $10,000,000 up to $37,000,000; provided, however, that with respect to any Loss arising out of, relating to or resulting from, on account of or in connection with the Sunrise Landfill clean up as set forth on Schedule 3.24(f), the Sellers shall be liable only to the extent that such Losses are in excess of the amount reserved for such Losses on the face of the consolidated balance sheet of the Company as of the Closing Date. In no event shall Sellers be responsible for any Losses under this Section 7.3(f)(ii) in excess of $37,000,000.

     (g) The Sellers shall indemnify Buyer and hold it harmless from and against all Taxes (or the non-payment thereof) of Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date ("Pre-Closing Tax Period"); provided, however, that the Sellers shall be liable only to the extent that such Taxes are in excess of the amount, if any, reserved for such Taxes on the face of consolidated balance sheet of the Company as of the Closing Date. The Sellers shall reimburse Buyer for any Taxes of the Company that are the responsibility of the Sellers pursuant to this Section 7.3 within fifteen (15) Business Days after the Buyer or Company notifies TBG: (1) that such Taxes have been paid and (2) the amount such Taxes exceed the amount reserved for such Taxes on the face of the consolidated balance sheet of the Company as of the Closing Date. All parties agree that any dispute as to the amount TBG owes the Buyer or Company pursuant to this Section 7.3(g) shall be resolved by KPMG LLP.

     (h) The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

     (i) Except for amounts of indemnity payable under Section 7.3(f) for Losses relating to Events of Breach of Sections 3.11(b) or 3.24 of this Agreement (which shall not be subject to the Deductible, De Minimus Claim and Cap provisions set forth below):

          (i) No amounts of indemnity shall be payable under this Section 7.3 as a result of any claim arising on account of an Event of Breach unless and until the Buyer has suffered, incurred, sustained or become subject to Losses in excess of $250,000 (the "Deductible") in the aggregate, in which case Buyer may bring a claim for all Losses in excess of such amount; provided, that the amount of Losses resulting from such claim, or aggregated claims arising out of the same or similar facts, events or circumstances, exceeds $25,000 (any claim, or aggregated claims arising out of the same or similar facts, events or circumstances, involving Losses equal to or less than such amount being referred to as a "De Minimus Claim"); and

          (ii) The aggregate amounts of indemnity payable by TBG to Buyer under this Section 7.3 (other than Section 7.3(f)) for indemnifiable Losses shall not exceed $8,000,000 (the "Cap"); provided, however, that the Cap shall not apply to breaches or inaccuracies of any representations and warranties contained in Sections 3.5 and 3.9.

     (j) This Section 7.3 shall be the exclusive remedy of Buyer following the Closing for any breaches of this Agreement and the transactions contemplated hereby, other than any remedies for willful misconduct or fraud. Buyer shall use all reasonable efforts to minimize and mitigate its Losses hereunder. Buyer shall provide any information in connection with the matters covered by this
Section 7.3 as TBG may reasonably request and to the extent permitted by applicable law.

     Section 7.4. Access to Properties and Records; Confidentiality. (a) The Sellers have afforded to Buyer, and to the accountants, counsel and representatives of Buyer, full access during normal business hours through the period prior to the Closing Date to all properties, books, Contracts, commitments and files and records (including, but not limited to, Tax Returns and correspondence with accountants) of the Company and, after the Closing Date, shall furnish promptly to Buyer all other information concerning the Company and its properties and personnel as Buyer may reasonably request, provided that no investigation or receipt of information pursuant to this Section 7.4 shall qualify any representation or warranty of the Company or the conditions or the obligations of Buyer.

     (b) Buyer shall cause its officers, employees and other representatives to hold in confidence all confidential information obtained under (a) above, other than any information (i) that is or becomes publicly known to Buyer or such Persons otherwise than in violation of this Agreement, (ii) known to the party to whom disclosed prior to such disclosure, or disclosed to such party by a third party not under an obligation of confidentiality to the Party to this Agreement disclosing the same, (iii) developed by the party to whom disclosed independently of the information so disclosed, or (iv) required to be disclosed by law. Buyer shall not (and shall insure that such other Persons do not), without the prior written consent of the Company use such information other than in connection with this Agreement and the Stock Purchase or disclose such information to others. To the extent that any such confidential information relates to the customers of the Company, such information shall not be disclosed, directly or indirectly, to any employee of Buyer who is directly, or indirectly, involved in selling to or setting prices for the sale to customers in competing transactions.

     (c) If this Agreement is terminated, Buyer shall, and each shall cause its representatives to, promptly upon the request of the Company return or cause to be destroyed all copies of confidential information furnished to it and its representatives and all notes and summaries of the confidential information.

     Section 7.5. Non-Compete. Each of the Sellers agrees that for the period commencing on the date of this Agreement and ending on the second anniversary of the Closing Date hereunder (such period is hereinafter referred to as the "Restricted Period") with respect to the one hundred mile radius around any city or town in which, or any location at which, the Company or any of its Subsidiaries or Affiliates is actively providing services or otherwise doing business, each of the Sellers or any of their controlled Affiliates shall not participate or engage, directly or indirectly, for themselves or either of them or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, agent, officer, director, shareholder, partner, joint venturer, investor or otherwise, in any business activity if such activity consists of any business activity undertaken or expressly contemplated to be undertaken by the Buyer in connection with any part, or the entirety of, the business purchased from the Sellers.

                                 ARTICLE VIII.

                                    SURVIVAL.

     Section 8.1. Survival of Representations and Warranties. (a) Subject to
Section 8.1(b), the representations or warranties contained in this Agreement shall survive for eighteen (18) months after the Closing Date. The covenants made by the parties in this Agreement with respect to action to be taken or omitted after the Closing Date shall survive the Closing and the consummation of the transactions contemplated by this Agreement.

     (b) The representations and warranties contained in (i) Section 3.9 shall survive for the duration of the applicable statute of limitations, limitations period, or equitable counterpart to such statute of limitations or limitations period that applies to any claim arising under any law, regulation, order, decree, contract, lease, loan agreement, license, or other thing referenced in
Section 3.9; (ii) Section 3.24 shall survive for five (5) years after the Closing Date; and (iii) Section 3.5 and 3.11(b) shall survive indefinitely after the Closing Date.

                                  ARTICLE IX.

                                 MISCELLANEOUS.

     Section 9.1. Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto. Notwithstanding the foregoing, the Buyer shall have the unrestricted right to assign this Agreement or all or any of its rights hereunder and/or to delegate all or any part of its obligations hereunder to any Affiliate or Subsidiary of the Buyer, but in such event the Buyer shall remain fully liable for the performance of all of such obligations in the manner prescribed in this Agreement.

     Section 9.2. GOVERNING LAW; JURISDICTION. THIS AGREEMENT SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING

EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. THE PARTIES HERETO IRREVOCABLY ELECT AS THE SOLE JUDICIAL FORUM FOR THE ADJUDICATION OF ANY MATTERS ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, AND CONSENT TO THE JURISDICTION OF, THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK.

     Section 9.3. Expenses. All the fees, expenses and costs incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, expenses and costs. Notwithstanding the foregoing, the Sellers shall pay the transfer taxes, if any, in connection with the transactions contemplated by this Agreement.

     Section 9.4. Broker's and Finder's Fees. Buyer represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement. The Sellers, jointly and severally, represent and warrant that the Company has not dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement.

     Section 9.5. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect so long as, and only so long as, the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto or to the stockholders of the Company or Buyer. Upon a determination that any provision is invalid, illegal or incapable of being enforced and does not adversely affect the substance of these transactions in a material way, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

     Section 9.6. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission;
(iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or
(iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

     If to the Sellers:

     TBG Management S.A.M.
     B.P. 89
     29, bd Princesse Charlotte
     MC 98007 Monaco Cedex
     Attn.: Clifford Thring
     Telecopy: +377-93-155108



     Copy to:

     Clifford Chance US LLP
     31 West 52nd Street
     New York, New York  10019
     Attn:  Brian Hoffmann, Esq.
            Viqar Shariff, Esq.
     Telecopy:  (212) 878-8375



     If to Buyer:

     Mueller Industries, Inc.
     8285 Tournament Drive
     Suite 150
     Memphis, Tennessee 38125
     Attn:  Gary C. Wilkerson, Esq.
     Telecopy:  (901) 753-3254

     Copy to:

     Willkie Farr & Gallagher LLP
     787 Seventh Avenue
     New York, New York  10019
     Attn:  Serge Benchetrit, Esq.
     Telecopy:  (212) 728-8111

     Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

     Section 9.7. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

     Section 9.8. Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable efforts to advise the other Party prior to making the disclosure).

     Section 9.9. Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

     Section 9.10. Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company or Buyer. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Company or Buyer.

     Section 9.11. Scheduled Disclosures. The disclosure of any matter, fact or circumstance in a Schedule to this Agreement that relates to a specified Section shall be deemed disclosure against any representation and warranty set forth in any other Section of this Agreement so long as its relevance to the other applicable Sections is reasonably apparent on its face.

     Section 9.12. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     Section 9.13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.




                              MUELLER INDUSTRIES, INC.



                              By:  /s/ Gary C. Wilkerson
                                  ----------------------------------------------
                                  Name:   Gary C. Wilkerson
                                  Title:  Vice President, General Counsel and
                                           Secretary



                              TBG HOLDINGS NV



                              By:  /s/ Jack E. Haegele
                                  ----------------------------------------------
                                  Name:   Jack E. Haegele
                                  Title:  Authorized Signatory



                              NV HOLLANDSCH-AMERIKAANSCHE BELEGGINGSMAATSCHAPPIJ



                              By:  /s/ Jack E. Haegele
                                   ---------------------------------------------
                                   Name:   Jack E. Haegele
                                   Title:  Authorized Signatory